EXHIBIT A

                            INDEX SERIES OF THE FUND

INDEX SERIES                                                  EFFECTIVE DATE

First Trust Dow Jones MicroCap Index(SM) Fund                 September 24, 2005

First Trust Value Line(R) Arithmetic Index Fund

First Trust Morningstar(R) Dividend Leaders(SM) Index Fund    March 15, 2006

First Trust NASDAQ-100 Equal Weighted Index(SM) Fund          April 25, 2006

First Trust NASDAQ-100-Technology Sector Index(SM) Fund       April 25, 2006

First Trust Ibbotson Core U.S. Equity Allocation Index Fund

First Trust IPOX-100 Index Fund                               April 13, 2006

First Trust AMEX(R) Biotechnology Index Fund                  June 23, 2006

First Trust DB Strategic Value Index Fund                     July 11, 2006

First Trust Dow Jones Internet Index(SM) Fund                 June 23, 2006

First Trust NASDAQ-100 Ex-Technology Sector Index(SM) Fund